Exhibit 99.2

                                                   Contact: Media Relations
                                                            Ray O'Rourke
                                                            212-761-4262



[Logo Omitted]                                           For Immediate Release
Morgan Stanley

     Morgan Stanley Chairman and CEO Philip J. Purcell Announces Plans to
     Retire

     NEW YORK, June 13, 2005 - Morgan Stanley (NYSE: MWD) Chairman and Chief Executive Officer Philip J. Purcell today announced his intention to retire as soon as his successor is named, but no later than by the Firm's next annual meeting in March 2006. The following letter from Mr. Purcell was sent to all Morgan Stanley employees this morning:

          A LETTER TO MY COLLEAGUES

          This morning I am announcing my intention to retire by the time of our next annual shareholder meeting in March, 2006.

          It has become clear that in light of the continuing personal attacks on me, and the unprecedented level of negative attention our Firm -- and each of you -- has had to endure, that this is the best thing I can do for you, our clients and our shareholders.

          You have all done an extraordinary job serving our clients despite the almost daily distractions. Your dedication and commitment to clients have been clear for all to see. I feel strongly that the attacks are unjustified, but unfortunately, they show no signs of abating. A simple reality check tells us that people are spending more time reading about the acrimony and not enough time reading about the outstanding work that is being accomplished by our firm.

          What matters is not one person, but the over 50,000 people of Morgan Stanley, and our many clients and shareholders. The whole is greater than the sum of the

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          parts and clearly more important than any one part. Even in the midst of the distractions of recent months, the firm's integrated securities strategy is coming together and will certainly bring great success in the future. My main regret is that I will not be here as the firm realizes the full potential of the execution of this strategy.

          I will retire when my successor is appointed. The Board has begun a search for a new Chairman and CEO, led by Chuck Knight, who is head of the Board's Compensation, Management Development and Succession Committee. I, of course, will do everything I can to assist the Board in this transition. I will make sure that the firm stays on course until my successor is chosen and that we continue to be relentless in pursuing our business goals.

          Let me say that it will not be easy for me to leave. I take enormous pride in what the people of this firm have accomplished. Since the merger in 1997, we have gained share in almost every market category, and in my view, we are without peer in the global financial marketplace. Since the merger, our stock price has outperformed the S&P 500 nearly three-fold and the S&P Diversified Financial Index by 50%. There is no finer firm on Wall Street. And when the dust settles that will remain the one unqualified truth of this debate.

          It's been said that the true test of a leader is the performance of the institution he leaves behind. On that score, I feel my legacy is in good hands. Morgan Stanley has a great depth of talent and an outstanding management team led by Zoe Cruz and Steve Crawford. We have a strong independent Board which has recently named Miles Marsh lead director. The management team and the Board are unanimously supportive of our integrated securities strategy. The Board has asked me to assure you of their full support as we go through the transition and in the future.

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          To each of you, I offer my heartfelt thanks for the extraordinary opportunity I have had to work with and lead you. I have enormous faith that the best of Morgan Stanley will be lived in the days and years ahead.

          I have one last thing to say . . . let's get back to work.

          Philip J. Purcell

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          The company will hold an analyst conference call today at 10:30 am
          (ET). Live audio of the conference call will be available on the Morgan Stanley website at www.morganstanley.com or by dialing 1-888-481-3045 (passcode 20488181) in the United States. International callers dial 1-617-786-1988 (passcode 20488181). A playback of the call will be available today at the same website address. To listen to the playback dial 1-888-286-8010 (passcode 94052075) within the United States or 1-617- 801-6888 (passcode 94052075) internationally.

          This release may contain forward-looking statements. These statements reflect management's beliefs and expectations and are subject to risks and uncertainties that may cause actual results to differ materially. For a discussion of the risks and uncertainties that may affect the Company's future results, please see "Forward-Looking Statements" immediately preceding Part I, Item 1, "Competition" and "Regulation" in Part I, Item 1, and "Certain Factors Affecting Results of Operations" under "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Part II, Item 7 of the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 2004 and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Quarterly Report on Form 10-Q for the quarterly period ended February 28, 2005.

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          Morgan Stanley is a global financial services Firm and a market leader in securities, investment management, and credit services. With more than 600 offices in 28 countries, Morgan Stanley connects people, ideas and capital to help clients achieve their financial aspirations.

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